Exhibit 99.2

PRESS RELEASE

FOR IMMEDIATE RELEASE

15-13

Contacts:
Investors - Kip Rupp, CFA	Media - Deborah Buks and Molly LeCronier
Quanta Services, Inc.	Ward
713-629-7600	713-869-0707

QUANTA SERVICES ANNOUNCES NEW $1.25 BILLION STOCK REPURCHASE PROGRAM

Pursuing $750 Million Accelerated Stock Repurchase Arrangement

Repurchased $406 Million of Common Stock in 2015 to Complete Previous $500 Million Stock Repurchase Program

HOUSTON, Aug. 5, 2015 — Quanta Services, Inc. (NYSE: PWR) today announced that its board of directors has authorized the company to repurchase, from time to time through February 28, 2017, up to $1.25 billion in shares of its outstanding common stock. To implement a portion of this program, the company intends to enter into a $750 million accelerated stock repurchase (“ASR”) arrangement in the near term. The newly announced program follows completion of Quanta’s previously authorized stock repurchase program, under which Quanta repurchased approximately 14.4 million shares of its common stock in the open market for a total cost of approximately $406 million in 2015.

“This new stock repurchase program demonstrates our confidence in Quanta’s long term growth prospects and our commitment to enhancing shareholder value. This is the largest stock repurchase authorization in Quanta’s history and follows the early completion of our previous $500 million stock repurchase program,” said Jim O’Neil, president and chief executive officer of Quanta Services. “The sale of our fiber optic licensing operations to Crown Castle International closed yesterday for an estimated $830 million in after tax net proceeds. These proceeds, coupled with a strong balance sheet, internal cash flow generation and disciplined approach to capital allocation, position us to execute on our strategic growth initiatives while returning significant capital to stockholders.”

The new repurchase program may be implemented through open market repurchases or privately negotiated transactions, at management’s discretion, based on market and business conditions, applicable contractual and legal requirements and other factors. Subject to Quanta entering into the contemplated ASR arrangement and the requirements thereof, the new stock repurchase program does not obligate Quanta to acquire any specific amount of common stock authorized and may be modified or terminated by Quanta’s board at any time at its sole discretion and without notice.

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ABOUT QUANTA SERVICES

Quanta Services is a leading specialized contracting services company, delivering infrastructure solutions for the electric power and natural gas and pipeline industries. Quanta’s comprehensive services include designing, installing, repairing and maintaining energy infrastructure. With operations throughout North America and in certain international markets, Quanta has the manpower, resources and expertise to safely complete projects that are local, regional, national or international in scope. For more information, visit www.quantaservices.com.

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Forward Looking Statements

This press release (and oral statements regarding the subject matter of this release) contains forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements concerning the amount, timing, availability, and strategy with respect to any future stock repurchases; the long-term strategy and growth prospects of Quanta; the ability to deliver increased value and return capital to shareholders; and the strategic use of Quanta’s balance sheet; matters relating to the contemplated ASR arrangement; the effects or results of the sale of Quanta’s fiber optic licensing operations; expectations regarding the use of proceeds from the sale of Quanta’s fiber optic licensing operations; as well as statements reflecting expectations, intentions, assumptions or beliefs about future events, and other statements that do not relate strictly to historical or current facts. Although Quanta’s management believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. These statements can be affected by inaccurate assumptions and by known and unknown risks and uncertainties that are difficult to predict or beyond Quanta’s control, including, among others, market conditions; the effects of industry, economic or political conditions outside of the control of Quanta; quarterly variations in operating results; adverse economic and financial conditions, including weakness in the capital markets; trends and growth opportunities in relevant markets; the cost of borrowing availability of credit and cash, fluctuations in the price and volume of Quanta’s common stock, debt covenant compliance, interest rate fluctuations and other factors affecting financing and investing activities; the ability to access sufficient funding to finance desired growth and operations; the impact of significant fluctuations in foreign currency exchange rates; the business, accounting or other effects from the sale of Quanta’s fiber optic licensing operations; the potential for claims or damages associated with the sale of Quanta’s fiber optic licensing operations, including as a result of indemnity claims; failure of Quanta to enter into the contemplated ASR arrangement; the terms of the ASR arrangement and factors affecting the final number and price of shares to be purchased under the ASR arrangement, including the volume-weighted average share price of common stock, actions by counterparties to such arrangement, events and transactions that result in termination of the ASR arrangement or adjustments of shares purchased or amounts paid under the ASR arrangement, and possible decisions to enter into alternative transactions in lieu of the contemplated ASR arrangement; and other risks and uncertainties detailed in Quanta’s Annual Report on Form 10-K for the year ended Dec. 31, 2014, Quanta’s Quarterly Report on Form 10-Q for the quarter ended Mar. 31, 2015 and any other documents that Quanta files with the Securities and Exchange Commission (SEC). For a discussion of these risks, uncertainties and assumptions, investors are urged to refer to Quanta’s documents filed with the SEC that are available through the company’s website at www.quantaservices.com or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at www.sec.gov. Should one or more of these risks materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expressed or implied in any forward-looking statements. Investors are cautioned not to place undue reliance on these forward-looking statements, which are current only as of this date. Quanta does not undertake and expressly disclaims any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Quanta further expressly disclaims any written or oral statements made by any third party regarding the subject matter of this press release.